Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

For Immediate Release

Investor Contact: Integrated Corporate Relations Allison Malkin (203) 682-8225

BAKERS FOOTWEAR ANNOUNCES SECURITIES TRADING UNDER SEC RULE 10b5-1

ST. LOUIS, Mo., June 29, 2005 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced that its Chairman and Chief Executive Officer, Peter Edison has entered into a plan under Rule 10b5-1 of the Securities and Exchange Act of 1934 to provide for pre-determined sales of a portion of his Bakers Footwear Group common stock commencing on August 25, 2005, subject to certain price restrictions and other contingencies established under the plan.

The plan, effective for a term of 15 months, will allow Mr. Edison to sell up to 80,000 shares of common stock during the term. The shares, to be sold on a quarterly basis during the term, represent approximately ten percent (10%) of Mr. Edison’s current holdings of Bakers Footwear Group common stock and less than two percent (2%) of the issued and outstanding common stock of the Company. In addition, Mr. Edison plans to donate approximately 15,000 shares of common stock to fulfill charitable donation pledges he has made.

Rule 10b5-1 permits the implementation of a written plan for selling company stock at times when insiders are not in possession of material, non-public information and allows insiders adopting such plans to sell shares on a regular basis, regardless of any subsequent material, non-public information they receive or the price of the stock at the time of the sale. “This sale will permit me to pay off debt incurred in the purchase of the business 6 years ago while maintaining my position as the largest beneficial shareholder of the Company,” said Peter Edison. Mr. Edison adopted the plan in order to minimize any market impact of these sales by spreading such sales over an extended period of time, rather than during the Company’s traditional “window periods”.

About Bakers Footwear Group, Inc.
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 15 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR GROUP, INC. BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.